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                                                           OMB APPROVAL
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                    UNITED STATES                  OMB Number: 3235-0145
         SECURITIES AND EXCHANGE COMMISSION        Expires:  December 31, 1997
               Washington, D.C. 20549              Estimated average burden
                                                   hours per response.... 14.90
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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No.  2            ) *
                                          ------------

                             SANGSTAT MEDICAL CORP.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    80100310
                      ------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)
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    CUSIP No.  80100310                13G         Page   2     of    3   Pages
               -----------------                         ----         ---
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1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         WEISS, PECK & GREER, L.L.C.

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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                                                                     (a) / /

                                                                      (b) /X/
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3        SEC USE ONLY


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         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         DELAWARE

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                              SOLE VOTING POWER
                         5
                              -0-
       NUMBER OF       ---------------------------------------------------------
        SHARES                SHARED VOTING POWER
     BENEFICIALLY        6
       OWNED BY               282,800
         EACH          ---------------------------------------------------------
       REPORTING              SOLE DISPOSITIVE POWER
        PERSON           7
         WITH                 -0-
                       ---------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                         8
                              282,800

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         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         282,800

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         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       X


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         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         1.77

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         TYPE OF REPORTING PERSON *
12
         BD, IA

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Cusip No. 80100310                  13G                  Page 3 of 3




Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following[X].


Item 10.   Certification:
           -------------

By signing below, Richard S. Pollack, General Counsel of Weiss, Peck & Greer, L.L.C. ("WPG") certifies that, to the best of his knowledge and belief, securities referred to above as being held or owned beneficially by WPG were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:    January 30, 1998


WEISS, PECK & GREER, L.L.C.



By: /s/ Richard S. Pollack
    ----------------------
    Richard S. Pollack
    General Counsel


        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).